Exhibit 10.2

NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Directors who are not employees of Renaissance Learning, Inc. (the “Company”) receive a $6,000 annual cash retainer, paid quarterly.  In addition to this retainer, non-employee directors receive a fee of $1,000 for each board meeting attended, plus out-of-pocket expenses incurred in connection with attendance at each such meeting.  For each committee meeting attended, these directors receive the following fees, plus out-of-pocket expenses:  (a) the chairman of the Audit Committee receives $1,000 for each Audit Committee meeting attended, while the other Audit Committee members receive $750 for each such meeting, (b) the chairman of the Compensation Committee receives $750 for each Compensation Committee meeting attended, while other Compensation Committee members receive $500 for each such meeting and (c) the chairman of the Nominating Committee receives $750 for each Nominating Committee meeting attended, while other Nominating Committee members receive $500 for each such meeting.

In addition, each non-employee director received a restricted stock grant under the Company’s 1997 Stock Incentive Plan on March 1, 2006 for 1,435 shares.  The shares of restricted stock will fully vest upon a non-employee director’s termination of service as a member of the Board of Directors.